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                                  AGREEMENT BETWEEN

                                  ASTOR CORPORATION
                              PETROWAX REFINING DIVISION

                                     McKEAN PLANT

                                         AND

                           OIL, CHEMICAL AND ATOMIC WORKERS
                                  INTERNATIONAL UNION

                                         AND

                                     LOCAL 8-607

                         FEBRUARY 1, 1996 - JANUARY 31, 1999


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                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Article 1 - PURPOSE............................................................1
Article 2 - UNION RECOGNITION..................................................1
Article 3 - COLLECTION OF DUES.................................................2
Article 4 - DURATION OF AGREEMENT..............................................3
Article 5 - SENIORITY..........................................................3
Article 6 - HOURS OF WORK AND OVERTIME.........................................3
Article 7 - FAMILY LEAVE......................................................16
Article 8 - REPORTING FOR WORK................................................16
Article 9 - BENEFITS..........................................................16
Article 10 - FUNERAL BENEFITS.................................................17
Article 11 - SICK AND ACCIDENT BENEFITS.......................................18
Article 12 - VACATIONS........................................................19
Article 13 - BULLETIN BOARDS..................................................22
Article 14 - SAFETY & HEALTH..................................................22
Article 15 - LEAVE OF ABSENCE.................................................25
Article 16 - PAYDAY...........................................................25
Article 17 - REPRIMANDS.......................................................26
Article 18 - GRIEVANCE PROCEDURE..............................................29
Article 19 - PLANT CLOSURE....................................................29
Article 20 - RATE RETENTION...................................................29
Article 21 - WAGE RATES.......................................................29
Article 22 - NON-DISCRIMINATION...............................................30
Article 23 - SAVINGS CLAUSE...................................................30
Article 24 - UNION COERCION...................................................30
Article 25 - 401K PLAN........................................................31
Article 26 - INSURANCE........................................................31
Article 27 - MANAGEMENT RIGHTS................................................32
Article 28 - ENTIRE AGREEMENT.................................................33
APPENDIX A   .................................................................34
ADDENDUM - BASE WAGE RATE - SHIFT EMPLOYEES...................................38
ADDENDUM - BASE WAGE RATE - DAY EMPLOYEES.....................................39
ADDENDUM - BASE WAGE RATE - DAY EMPLOYEES.....................................40
ADDENDUM - BASE WAGE RATE - DAY EMPLOYEES - LABORER
           CLASSIFICATION.....................................................41
EXTRA HELPER POOL.............................................................42
ADDENDUM - LIGHT/RESTRICTED DUTY PROGRAM......................................44


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         THIS AGREEMENT, made and entered into from February 1, 1996, to and including January 31, 1999, by and between ASTOR CORPORATION MCKEAN
PLANT, located at Farmers Valley, McKean County, Pennsylvania, hereinafter called the Company and OIL, CHEMICAL AND ATOMIC WORKERS INTERNATIONAL UNION, and LOCAL 8-607, hereinafter called the Union.

                                      WITNESSETH

ARTICLE 1 - PURPOSE

         (A) It is the intent and purpose of the parties hereto to set forth herein the Agreement covering rates of pay, wages, hours of employment, and other conditions of employment to be observed by the parties hereto, and to continue and improve the harmonious relationship between the Company and its employees.

         (B) The Company will not interfere with the rights of its employees to become members of the Union, and agrees that there shall be no discrimination, interference, restraint, or coercion, by it or any of its agents against any employee because of membership or lawful activity in the Union.

ARTICLE 2 - UNION RECOGNITION

         (A) The Company recognizes the Union as the exclusive bargaining agent for all production and maintenance employees of the Company at its McKean Plant, Farmers Valley, Pennsylvania, excluding all other employees, guards, professional employees, clerical, and supervisory employees.

         (B) It shall be a condition of employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing and


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those who are not members on the effective date shall, within one hundred and twenty one (121) days of the effective date of this Agreement, become and remain members in good standing in the Union. It shall also be a condition of continued employment that all employees covered by this Agreement hired on or after its effective date shall, not later than the one hundred and twenty first (121st) day following the beginning of such employment, become and remain members in good standing in the Union.

         (C) The Company will within three (3) working days after receipt of notice from the Union discharge any employee who is not in good standing in the Union as required by the preceding paragraph.

         (D) The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability in any manner arising out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

ARTICLE 3 - COLLECTION OF DUES

         (A) Upon receipt of a written request from any employee, the Company shall cooperate with the Union in the collection of dues by deducting from the wages due said employee each month the regular monthly dues specified therein as fixed by the Union. All money so deducted by the Company shall be paid to the Treasurer of the Union within seven (7) working days after said deductions are made, provided, however, before paying any dues the Company shall first deduct from any wages due employees all monies due the Company from said employee.


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         (B)  It is understood that in no event shall the collection of Union dues be continued unless an executed Agreement between the Company and the Union is in full force and effect.

ARTICLE 4 - DURATION OF AGREEMENT

         This Agreement shall continue from February 1, 1996 to and including January 31, 1999, and unless terminated under the terms and conditions of the Labor Management Relations Act, 1947, shall continue thereafter until terminated by either party on sixty (60) days written notice, one party to the other, or amended by mutual consent. Upon written notice to the Company, no earlier than November 1, 1998, the parties agree to negotiate with respect to the wages, benefits, local issues, hours, and working conditions of a new collective bargaining agreement. If the parties fail to reach an Agreement within sixty
(60) days after said notice, the Union shall have the right to strike any time thereafter, but not prior to February 1, 1999, without further notice, notwithstanding any other provisions in this Agreement to the contrary. It is agreed by the parties that any subsequent agreement or agreements reached within the duration of the Agreement will be in conformance with applicable federal laws, regulations, and standards.

ARTICLE 5 - SENIORITY

         (A)  Employees shall have plant and department seniority.

         (B)  It is the intent that all employees shall start in the "Day
Force" and advance from there to other departments in accordance with provisions outlined herein.


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         (C)  In decreasing or increasing the working force, promotions or demotions, layoffs or temporary bids to other jobs or positions within the bargaining unit, the Company will be governed by continuous length of employment in the McKean Plant, provided that in all cases the employee must have the ability and capability of performing the work made available to him as a result of his seniority. All layoffs shall be made from the labor gang on the basis of plant seniority.

         (D) Plant seniority shall be the period of continuous employment within the plant. Layoffs and periods of sickness and disability will count toward seniority as set forth elsewhere in this Article.

         (E) Departmental seniority shall become effective as of the date of the employee's selection as the successful bidder providing he/she completes a satisfactory break-in period. Departmental seniority is defined as total time assigned to a department.

         (F) Vacancies in all departments will be filled as far as possible from the existing crews in each department on the basis of departmental seniority and ability to perform the work provided. It is understood that the employees who accept promotion will assume their proper seniority position and job in the unit immediately upon successful completion of break-in.

         (G) When two or more departments are consolidated, each employee shall retain his or her seniority accumulated in his or her respective department, and this seniority shall apply in promotions and demotions within the consolidated department. When one department is divided into two or more departments, employees shall retain their seniority accrued in the old department which was


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divided, but such seniority shall be applicable only to the new department to which they are transferred.

         (H) In case of any permanent discontinuance of a department, reduction in force or "bumping" in any department, employees affected will be allowed to exercise any departmental seniority which they may hold in another department, and displace therein any employee with less department seniority than themselves, but in no event shall they displace any employee holding a higher classification than they themselves had held at the time of their service in that department. Furthermore, employees affected by such reduction in force may exercise plant seniority within five (5) working days and displace employees in the classification of "helper" and "extra helper" holding less plant seniority than they themselves hold. In no event, shall they displace any employee holding a higher classification then they themselves held, wage rates notwithstanding. It is understood that no "bumping" will be allowed any employee affected by a reduction in force in any department lasting ten (10) consecutive working days or less. If it is anticipated that the reduction in force will be of more than ten (10) days duration, an employee so affected may "bump" during this ten (10) day period. It is understood that the purpose of Section (H) is to protect senior employees in higher classified shift and maintenance jobs from being reduced to the labor gang, and the "bumping" privileges as outlined above do not cover members of the labor gang, regardless of seniority, except as an advanced laborer who can bump and/or be bumped.

         (I) All shift jobs that become open will be posted within one (1) week for a period of at least five (5) working days. Bids shall be submitted for the job and the senior "Day" employee bidding with necessary qualifications shall be chosen for


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the lowest paid job in a department, and other operators in this department shall move to the job next higher up. An employee who cannot move up in a sequence because of a disqualification, medical or otherwise, shall be demoted to the bottom, full-time, five (5) day, position in the sequence and shall again proceed to move up the sequence. If the employee is thereafter disqualified for any reason, the employee shall be displaced from the department and must bump the junior employee, using plant seniority, in the Helper or Extra classification, in any other department. The vacancy ultimately created by utilizing this procedure shall be filled under the terms of the collective bargaining agreement. The Company reserves the right, at its expense, to require an employee who produces medical certification to submit to an examination by a doctor chosen by the Company.

         The successful bidder will be notified within five (5) working days after the end of the posting. All permanent day jobs that become open shall be posted in the same manner as outlined above with the exception that shift employees will also be allowed to bid on the jobs under the same conditions as spelled out in the above paragraph. Those employees bidding shall place a bid in a bid box furnished by the Company and also in a box belonging to the Union. The successful bidder will be given a trial period. In case of failure to qualify for said position, employees shall resume the job they originally vacated and shall accrue seniority for the trial period. Failure to qualify for any job during the trial period shall act as a bar to an additional trial for the same job within six (6) months, but shall not disqualify such employee's right to bid on any other job opening. In all cases of promotion, the Worker's Committee will be advised of any deviation in seniority. A minimum of fifteen (15)


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days working time will be allowed those employees breaking in on the various shift classifications.

         If an employee has one (1) year of seniority or more at the time a job bid is awarded to the employee, the employee shall be placed on the bid job within forty-five (45) days of the award or, commencing on the forty-sixth
(46th) day, shall receive the pool rate on said job. It is mutually agreed that the successful bidder who accepts any day or shift job, will be required to serve at least one full year in the department or unit before becoming eligible to give up the job or bid on another classified job except in case of health, incompetence, or unusual hardship cases.

         (J) Employees not working due to sickness shall accrue seniority while sick up to eighteen (18) months. Thereafter, they shall continue to accrue seniority upon presentation of a doctor's certificate mutually agreeable to both parties.

         (K) Any transfer within a department, or from one department to another department, when for a period of less than thirty (30) calendar days, shall be classed as temporary. Said thirty (30) day period may be extended by mutual Agreement of the Company and the Union. An employee so transferred shall receive the rate of pay applicable to the job to which the employee was transferred or the employee's regular rate of pay, whichever is higher. The rate will be paid for actual hours worked with any part of an hour counting as a full hour. A regular move within a job sequence shall not be considered a temporary transfer and shall be governed by the following provisions: when an employee is required to move up in the sequence within his unit, he shall receive the higher rate for the day; if required to move


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temporarily down in the sequence within his unit, he shall receive his regular rate for the day.

         (L) It is understood and agreed that the Company shall not be required to make interdepartmental transfers of shift employees regardless of their seniority, except that permanent transfers agreeable to the employee and the Company may be made in accordance with seniority when the employee can be qualified. Temporary transfers are controlled by subparagraph (K) of this
Article 5. "Shift" employees desiring permanent transfer to another department wi11 be required to return to the "day" forces for a period three (3) months at a rate of seven (7) cents per hour above the then existing rate of pay for regular yard employees, after which they may bid for subsequent vacancies.

         (M) Seniority of employees working under this Agreement shall begin after one hundred twenty (120) calendar days of continuous active employment by the Company. It is understood that the Company is not required to re-employ any former employee who has been laid off more than twenty-four (24) months. If employees are retained beyond the one hundred twenty (120) calendar days of continuous active employment, their seniority shall be made retroactive to the day on which they began work.

         (N) Employees shall lose all seniority rights if they quit of their own accord or if dismissed for just cause and not reinstated by Article 18. Employees who have been laid off and fail to report for duty within five (5) days after they are notified by registered letter (copy of which will be sent to the Local Union Secretary) shall lose their seniority rights, unless prevented by actual illness, accident, or excessive distance to be traveled, in which event the period will be extended to fifteen (15) days.


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To protect their seniority, it is the employees responsibility to keep their superintendent informed of their proper home address.

         (0) Seniority lists shall be compiled and shall be made available to the Workmen's Committee upon request. In any questions affecting seniority rights, the records of the Company will be made available, and in case of a dispute, such records shall be conclusive.

         (P) Persons who were promoted out of the bargaining unit prior to February 1, 1996 to a position of supervisor within a department in the bargaining unit, and are later demoted, and the Company permits them to return to the unit, shall return to the position they previously held without loss of seniority. Persons who are promoted out of the bargaining unit subsequent to February 1, 1996, and later return to the bargaining unit, shall be treated in the same manner as newly hired employees.


         (Q) When the force in any department is increased, employees shall be brought back into said department in the inverse order of their reduction.

ARTICLE 6 - HOURS OF WORK AND OVERTIME

         (A) All work performed by employees covered under the terms of this Agreement shall be done by employees termed "Shift Employees" and "Day Employees." The term "Shift Employees" shall be deemed to mean employees who are regularly employed for a specified shift in the unit, which, of necessity, operates continuously twenty-four (24) hours per day, seven (7) days per week. All other employees shall be deemed to be "Day Employees." It is mutually understood and agreed that for the purposes herein, regular employees of the following units are "Shift Employees":


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

         Stills                        Filter House
         Platformer                    Boiler House
         Solvent Dewaxing              Laborator
         Propane Deresining            Solvent Extraction
         Transfer and Shipping


         (B) Work week shall start at 12:01 a.m. Sunday of each week and shall end at 12:00 Midnight the following Saturday. The normal work week for "Day Employees" shall be Monday through Friday. Eight (8) hours shall constitute a work day, forty (40) hours shall constitute a work week; all time over eight (8) hours in any one day or over forty (40) hours in any one week shall be overtime and will be paid for at one and one-half (1-1/2) times the rate of pay. In computing the work week for overtime purposes, all hours worked at premium rates of pay shall be excluded unless as may be required by Wage Hour Regulations; except, on the weekly basis, hours worked on the holidays enumerated in Paragraph (F) of this Article shall be included.

         In addition, if an employee works his or her eight (8) hour straight time shift, any hours worked consecutively by the employee continuing beyond the end of that eight (8) hour straight time shift shall be paid at one and one-half (1-1/2) times his or her applicable rate, whether or not the total continuous hours of work fall into the same work day or work week.

         The Union recognizes that some overtime work is necessary in the conduct of the Company's business and that the employees must accept such overtime work when it is assigned to them unless the employees present good and legitimate reasons that excessive personal hardship will be involved in such overtime work. It is agreed and understood that employees may refuse overtime work when the rate of such overtime is lower than that they normally receive in their own classification.


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         No employee shall be required to take time off from his or her scheduled work week to prevent payment of overtime, except employees (extras) who substitute in the various shift classifications may be rescheduled as necessary to fill vacancies in the shift department.

         Overtime will be distributed equally as practical among employees. If an employee, otherwise entitled to overtime is not offered it, there will be no pay for the lost overtime opportunity, however, the situation will be rectified by offering the employee the next available overtime. If the next available overtime is not offered, the employee will be paid for the lost time.

         The Company intends to develop a system of documentation so that appropriate supervisors are aware, before scheduling overtime, if an employee in the group being considered for overtime is entitled to make up overtime because an error was made in a prior overtime assignment.

         (C) Should employees be required to work (2) hours or more immediately preceding or following their scheduled hours of work, the Company will provide a suitable lunch allowance to buy lunch if the employee so desires. However, it is understood that employees will not qualify for such a lunch allowance until they have been on the job ten (10) hours or more and they will not be paid for their time while eating lunch. A limit of $7.50 cost per lunch is hereby established based on $7.50 supplying a suitable lunch.

         Should employees be required to continue their overtime through a second normal meal period of more than six (6) hours, they shall be provided with a second lunch allowance to buy lunch if so desired. They will not be paid for time while eating lunch. In cases where the Company is unable to provide an employee


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with a lunch or lunches, such employee shall be paid the same amount as is required to furnish a suitable lunch in lieu of said lunch up to a maximum of $5.00.

         (D) When maintenance employees are called out for duty at a time other than their regular schedule and with less than seven (7) hours notice, they will be paid for the time actually worked on call at one and one-half (1-1/2) times their regular rate plus a bonus for each call equivalent to two
(2) hours at their regular rate, except for time actually worked on call during the holidays specified in this Agreement, for which time worked they will be paid at double time and one-half (2-1/2).

         (E) All regular shift employees as defined in Paragraph (A) of this Article, working on a scheduled rotating shift between the hours of 4:00 p.m. and 12:00 Midnight shall receive fifty (50) cents per hour above their normal rate. All regular shift employees, as defined in Paragraph (A) of this Article, working on a scheduled rotating shift, between the hours of 12:00 Midnight to 8:00 a.m. shall receive one ($1.00) dollar per hour above their normal rate. The above rates will be included in the base rates of pay when computing overtime.

         Shift differential will be paid at the appropriate rate for all hours worked between 4:00 p.m. and 8:00 a.m. on previously scheduled shifts for Day Workers. It is agreed that this will not apply to the period of 7:00 a.m. to 8:00 a.m. for normal Day Workers' starting time.

         (F) Double time and one-half (2-1/2) will be paid for all time worked on the following holidays:


         New Year's Day                Thanksgiving Day

         Good Friday (eff. 2/1/98)    Veterans Day


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         Decoration Day                First Day Buck Season

         Fourth of July                Day before Christmas

         Labor Day                     Christmas Day

         Any holiday that falls on Saturday shall be observed on Friday by all "Day Employees," any holiday that falls on Sunday shall be observed on Monday by all "Day Employees," and said employees shall be paid for the holiday on the day on which they are off. All "Shift Employees" shall observe all holidays on the day on which it falls and be paid for all said holidays on that observed day.

         If Christmas falls on a Saturday, the holiday will be observed on Friday and the day before Christmas will be observed on Thursday. If the day before Christmas falls on Sunday, it will be observed on the previous Friday.

         Employees covered by this Agreement who have completed one hundred twenty (120) calendar days of continuous active employment shall be paid at their regular straight time rate for the holidays enumerated above when not required to work on such holidays.

         Employees shall receive no holiday pay in accordance with this Article if:

              a) They have failed to work their last regularly scheduled work day preceding the holiday and the next scheduled work day following the holiday unless they are ill and present a doctor's certificate certifying to their illness, or are absent because of the death of a member of their immediate family or are absent because of jury duty. In any of these cases, they will be eligible for pay for the holiday if they have worked three days of the seven calendar days immediately


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                   preceding the holiday and three days of the seven calendar days immediately following the holiday. Employees will be eligible for pay for a holiday which occurs within the first thirty (30) days from the date of illness upon presenting a doctor's certificate certifying to their illness. In no event will holiday pay, funeral benefits, jury pay, or overtime be duplicated or pyramided.

              (b) A holiday falls during their leave of absence, absence for disability, or layoff.

              (c)  They refuse to work on a holiday.

              Holidays paid for but not worked shall be used in computing overtime for the week in which the holiday is observed for Day Workers only.

         (G) Employees shall be permitted to change shifts or days off for reasons that do not recur too often. Such employees may substitute work schedules among themselves within a given twenty-four (24) hour period Midnight to Midnight of the day of the substituted shift provided:

              (1)  A shift change request form is filled out.

              (2) Approval of the superintendent or delegated assistant is secured.

              (3)  That time cards show the hours worked.

              (4) That such changes do not work any overtime penalty to the Company.

         (H) The matter of job security for the Company's present refinery employees was discussed during 1972 contract negotiations. The Company stated to


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the Union Committee the Company's desire to provide job security for the
Company's present employees consistent with the needs of the business and the different operations of the refinery. In order to provide job security consistent with these principles during the term of the contract Agreement:

              (a) The Company will use emphasis in placing primary reliance on its present employees in the performance of work in the plant that they regularly and consistently perform.

              (b) The Company hereby assures the Union that it desires to accomplish future technological improvement and installation of new units and equipment without layoff of present personnel of the Bargaining Unit. It shall be the intent of the Company to only use outside contractors to supplement the basic work force for legitimate business reasons. When employees are on layoff, before subcontracting, the Company will meet with the Union to discuss the potential use of the laid off employees. The Company shall give at least sixty (60) days written notice prior to layoff. Thereafter, either party may request a meeting with the other to discuss ways and means of avoiding the layoff or lessening the effect on the employees involved.


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ARTICLE 7 - FAMILY LEAVE

         The Company agrees to provide the availability of family leave to all employees in the event of a birth or adoption of a child or the serious illness of a child, spouse or parent. The leave will be without pay and will be granted for up to a maximum of twelve (12) weeks in a twelve (12) month period. Any employee may request more than one family leave within a twelve (12) month period, but the total time on leave within that period may not exceed twelve
(12) weeks.

         Credited service will accrue during the period covered by the family leave of absence. The leave will be granted with the understanding that the employee will be reinstated to the position held prior to the leave or to a comparable position.

ARTICLE 8 - REPORTING FOR WORK

         When telephone communication is available, should the Company fail too notify employees regularly employed, not to report for work at their regular time, and such employees, in the absence of such notice, report for work, they shall receive or be paid for four (4) hours work.

         The Company will post work schedules by 2:00 p.m. Thursday. If an employee's schedule is changed thereafter, the Company is obligated to notify the employees of such change in accordance with this provision of the collective bargaining agreement and failure to notify will be excused only where excused under the terms of this provision.

ARTICLE 9 - BENEFITS

         (A) Any permanent, full-time employee (excluding summer or seasonal) who has completed one hundred twenty (120) calendar days of continuous,


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active employment belonging to the United States Officers or Enlisted Reserve or
National Guard, shall be granted two weeks leave of absence in any one year to attend any required training and employees will be reimbursed by the Company for the difference between the compensation they could have earned, based upon their normal straight time rate for a forty (40) hour week, if working, and any payment received from the government. In addition, an employee may receive a maximum of one additional week leave of absence in the event of an emergency call-up because of state disaster or civil disturbance control. Call-up to active duty status is explicitly excluded from this provision.

         (B) In the event that any employees are called for jury service, said employees will be reimbursed for the difference between their normal earnings and that earned on jury duty.

         (C) It is understood that this Agreement is subject to the rights of employees returning from military service as required by applicable state and federal laws, court decisions and regulations of any government agency charged with enforcement of such laws.

ARTICLE 10 - FUNERAL BENEFITS

         (A) When it is necessary for employees to be absent from work on account of the death and funeral of either spouse, child, stepchild, father, mother, sister, brother, father-in-law or mother-in-law, or, if living in the employee's household, "in-laws" or grandparents, including the spouses grandparents, the Company will reimburse them at straight time for scheduled work time lost not exceeding three (3), eight (8) hour days. In all other cases concerning the death of "in-laws" or grandparents, including the spouses grandparents, or grandchildren, not


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exceeding one (1), eight (8) hour day, unless unusual travel time or other extenuating circumstances may fairly justify partial or full extension of reimbursement up to the other three (3) day limit.

It is understood in all cases that for the sake of efficiency in plant operations, the employee will need to make prior arrangements with the superintendent or delegated assistants in order to receive this benefit.

ARTICLE 11 - SICK AND ACCIDENT BENEFITS

         (A) In addition to any Group Accident and Health or Compensation benefits that may accrue to employees under existing policies, it is agreed that full-time employees while unable to perform their duties for more than two (2) days, due to sickness or injury, who have completed one hundred twenty (120) calendar days of continuous active employment with the Company shall be paid at the rate of three quarters (3/4) of their regular rate of pay for work time lost in excess of said two (2) days within the first seven (7) days of their disability.

         (B) In the case of disability absence from on-the-job injuries that develop into compensation insurance payments beginning on the eighth (8th) day of such disability, full normal wage payments will prevail under the same limitations within the first seven (7) days. However, should such disability absence resulting from an on-the-job injury be longer than two (2) weeks, full normal wage payments will be made for all work time lost within the first seven
(7) days.

         (C) The total benefit paid for any disability claim shall not exceed the full straight-time hourly rate of the employee for the first seven (7) calendar days of the disability.


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ARTICLE 12 - VACATIONS

         (A) All employees covered by this Agreement with less than one (1) year of service prior to January 1st will have their vacation prorated for that period only. Thereafter, present vacation qualification date of January 1st will apply. However, the employees qualifying for prorated vacation under this provision must complete one hundred twenty (120) calendar days of continuous active employment with the Company before they may exercise this vacation right. Employees employed as of the effective date of this Agreement shall receive credit for service with Quaker State Corporation in the computation of their vacation benefits.

         All employees covered by this Agreement who have been in the continuous employ of the Company for one (1) year prior to January 1st in any year, will receive two (2) weeks' vacation with pay. All employees covered by this Agreement who have been in the continuous employ of the Company five (5) years or more prior to January 1st in any year will receive three (3) weeks' vacation with pay. All employees covered by this Agreement who have been in the continuous employ of the Company ten (10) years or more prior to January 1st in any year will receive four (4) weeks' vacation with pay. All employees covered by this Agreement who have been in the continuous employ of the Company twenty
(20) years or more prior to January 1st in any year will receive five (5) weeks' vacation with pay. Vacations shall be compulsory.

         A day employee who has achieved vacation eligibility for four (4) or more weeks' of vacation may elect to take one (1) scheduled week of annual vacation one (1) day at a time or in any combination of days. This provision is subject to the following conditions:

         1. The absence must be for a full day or days on which the employee is scheduled to work.

         2. Approvals for this "split week" vacation shall be made on a "first come" basis. Split week vacation days cannot be scheduled during the vacation posting period.

         3. All requests for split week vacation days must be scheduled by twelve noon of the Tuesday prior to the contract work week. Any exception to this shall be made at the Company's sole discretion.

         4. All other provisions of the vacation policy shall apply to these split vacation days.

         (B) For the purpose of establishing the initial vacation requirement of one continuous year, no deductions shall be made for any layoffs of less than thirty-one (31) days. After establishment of initial vacation rights, no deductions shall be made for absences due to layoffs of less than six (6) consecutive months. No deductions shall be made for absences due to on-the-job injuries.

         (C) Employees who may be laid off, retired, or quit of their own accord after attaining the full vacation qualifications, but before the actual vacation period of the general shutdown or their approved choice, as the case may be, will be given vacation with pay. This will not apply to those who may be discharged for just cause, but will apply to the estates of those employees who may die, except in the latter case, the full qualification period will not be required.

         (D) Vacation compensation will be paid upon the regular straight time hourly rate which the employees are receiving at the time of their vacation.

         Employees qualifying for prorated vacation will receive pay in lieu of time off for any fraction of a full day to which they may be entitled.

         (E) In computing the vacation pay for each employee, the term "Week" shall mean forty (40) hours.

         (F) The Company will agree to give ninety (90) days' previous notice of a general plant shutdown for vacation purposes.

         Employees not required to take their full vacation during the general plant shutdown will take it at a time mutually agreeable between the employee and the Company in line with departmental seniority. Employees must signify their choice of additional vacation time within fifteen (15) days after "Choice of Vacation" forms have been distributed, or have their vacation time scheduled by the Company. "Choice of Vacation" forms must be posted by September I for the vacation period starting the following January.

         (G) Vacation eligibility shall be determined as follows: For absences of 45 calendar days or less - no deduction for entitlement. For absences of 46 to 90 cumulative days - deduct 1/12 from entitlement. To reinstate eligibility for consideration under the initial 45 calendar day period, the employee must complete one month of scheduled work. For every 45 calendar day period thereafter - deduct one additional 1/12 from entitlement. This requirement will not apply to absences for on-the-job injuries or to approved absences for union business.

         The Company will prorate vacations on all terminations except discharge for cause.

ARTICLE 13 - BULLETIN BOARDS

         (A) The Company shall provide bulletin boards in the refinery for exclusive use of the Union. Such use is to be confined exclusively to posting on said board notices pertaining to dues, meetings, and usual and regular bona fide activities of the Union. All notices must carry the Union seal.

ARTICLE 14 - SAFETY & HEALTH

         (A) It is mutually agreed that efforts of both the Company and the employees shall be directed to maintaining all equipment and tools in safe and efficient working order, and that the lawful Regulations and Safety Codes adopted by the Department of Labor and Industry, Commonwealth of Pennsylvania, as they affect this industry, in the interest of protecting the safety and health of employees, will be observed by both the Company and the employees.

         (B) Inspection of any equipment or working conditions for safety purposes may be secured upon request of any employee while working on that equipment or under those conditions; such inspection is to be made by the Plant Superintendent or designated Assistants, together with the Supervisor in charge of the employee making the request.

         (C) There shall be established a joint labor-management health and safety committee, consisting of two employee representatives of the Union and two representatives of Management. Lost time accidents will be investigated by the Joint Safety Committee in accordance with procedures to be developed by the Joint Safety Committee.

         (D) The Company will, at its expense, provide training for the Union represented Health and Safety Committee members. Such training shall not exceed five (5) days per trainee and shall take place twice during the three year Agreement.

         It is understood that this training will be conducted by qualified individuals, institutions, or organizations recognized in the field.

         (E) The Company will, from time to time, retain at its expense qualified independent industrial health consultants, subject to the approval of the International Union President or his designee and the Company, to undertake industrial health surveys, as decided upon by the committee, to determine if any health hazards exist in the work place.

         (F) Such surveys will include measurements of the exposures in the work place, the results of which will be submitted in writing to the Company, and the International Union President, and the Joint Committee by the consultants, and the results will also relate the findings to existing recognized standards.

         (G) The Company agrees to pay for appropriate physical examinations and medical tests at a frequency and extent necessary in light of findings set forth in the industrial consultant's report as may be determined by the Joint Committee.

         (H) the Union agrees that each report shall be treated as privileged and confidential to the extent that disclosure of information in the nature of trade secrets will not be made without prior written approval of the Company.

         (I) At a mutually established time, subsequent to the receipt of such survey reports, the Joint Committee will meet for the purpose of corrective measures as necessary in light of the industrial consultant's findings and to determine the means of implementing such corrective measures.

         (J) Within sixty (60) days following the execution of this Agreement, and on each successive February 1st thereafter, the Company will furnish to the Union all available current information on the morbidity and mortality experience of its employees.

         (K) The Joint Committee shall meet as often as necessary, but not less than once each month, at a regularly scheduled time and place, for the purpose of jointly considering, inspecting, investigating, and reviewing health and safety conditions and practices and investigating accidents, and for the purpose of jointly and effectively making constructive recommendations with respect thereto, including but not limited to the implementation of corrective measures to eliminate unhealthy and unsafe conditions and practices and to improve existing health and safety conditions and practices.

         (L) All matters considered and handled by the Committee shall be reduced to writing, and joint minutes for all meetings of the Committee shall be made and maintained, and copies thereof shall be furnished to the International Union President. Time spent in Committee meetings by Union representatives, including walk around time during inspection and investigations shall be considered and compensated for as regularly assigned work.

         (M) In addition to the foregoing, the Company intends to continue its existing industrial hygiene program as administered by Company personnel.

         (N) Any dispute arising with respect to the interpretation or application of the provisions hereof shall be jointly reviewed by the International President or designee and the President of the Company or designee for the purpose of resolving this dispute. Should the parties be unable to resolve such a dispute, then the dispute shall be subject to the grievance and arbitration procedure.

         (O) The Company shall furnish flame retardant coat, pants, and welding gloves for all Company welders. Each employee shall receive one dozen pair of gloves, selected by the Company, on the employee's anniversary date of employment.

         (P) The Company shall provide an equivalent cost safety incentive program to the safety shoe program provided to employees covered by this Agreement by Quaker State Corporation.

ARTICLE 15 - LEAVE OF ABSENCE

         (A) Leaves of absence will be granted, without pay, to not more than two (2) employees, limited to one (1) from any single department, at any one time to attend Conventions, Council meetings, or conferences of the Union, not to exceed a total of thirty (30) working days each in any one calendar year. A six (6) months' leave of absence without pay will be granted by the Company to one (1) Union member, provided, however, that such member is not a key employee whose absence would cause the Company undue hardship. To avail themselves of the benefits granted by this section, employees must give reasonable notice of such absence so that the Company can rearrange schedules in their department. For any leave of absence, the employee must be an active employee of the Company.

ARTICLE 16 - PAYDAY

         The Company agrees that for the duration of this Agreement it will continue its bi-weekly system of payment of wages, and payday shall be every other

Friday. Whenever possible, pay checks will be made available to those employees working the Thursday before payday, on the four to midnight shift, when they complete their shift at midnight.

ARTICLE 17 - REPRIMANDS

         (A) A Union representative and the employee will meet with the Supervisor before a written reprimand is given. Written reprimands will be presented to the employee personally by his Supervisor.

         (B) In all cases where the risk of more than a verbal warning is involved two (2) members of the Union Committee may be present to discuss the matter, provided the employee chooses to have such committee persons present.

ARTICLE 18 - GRIEVANCE PROCEDURE

         (A) A Grievance Committee is hereby established and shall consist of six (6) members chosen by the Union from the production or maintenance employees of the Company and there shall not be more than one (1) member chosen from any one department. In order to be eligible for appointment to such Committee, an employee must have at least six (6) months' service in the production or maintenance operation of the Company.

         (B) The names of the members of the Grievance Committee, together with the name of the chairman thereof, and any change in personnel therefor shall be certified to the Company from time to time by the proper officers of the Union and under the Seal thereof.

         (C) A regular meeting of the Committee and the Company shall be held at the plant offices of the Company on the second Tuesday of each month for the purpose of settling grievances, unless changed by mutual Agreement. Other meetings may be held by mutual Agreement.

         (D) Members of the Grievance Committee attending a necessary and duly called meeting during their scheduled work hours will be afforded such time off without loss of pay as may be reasonably required for such purposes, provided twenty-four (24) hours notice is given to department supervisors. Committee members will not perform their duties with respect to the investigation of disputes during working hours without first obtaining approval from their supervisor. The Company, in considering a request for approval, recognizes that certain work related grievances are of such a nature that they may need to be addressed immediately.

         (E) If any disputes arise as to the meaning, interpretation, or alleged violation of any of the provisions of the Agreement, such disputes shall be settled in the following manner:

              1. Present the case to the Supervisor in person or through the Grievance Committee.

              2. If settlement is not thus obtained, the case may be presented to the refinery manager or designated representative in writing, by the Grievance Committee, within ten (10) days after the date upon which the alleged grievance occurred; within ten (10) days thereafter, excluding Saturdays, Sundays, and holidays, the manager or designated representative shall render a written decision. The employee and a Union Representative may be present at any second step grievance meetings.

              3. If satisfactory results have not obtained by following the foregoing procedure, the case will then be submitted within fifteen (15) days to a representative of the National Organization of the Union and an executive of the Company, or designated representative. A written decision shall be rendered within fifteen (15) days. Additional time, if necessary, will be subject to mutual consent of both parties.

              4. In the event the dispute shall not have been satisfactorily settled in the preceding steps, the matter will be submitted within thirty (30) days to the Federal Mediation and Conciliation Service, who will be requested to furnish the Company and the Union a list of five (5) qualified members from the panel of arbitrators. The Union and the Company will thereupon eliminate two (2) names each within ten (10) days and one remaining shall arbitrate the issue. The decision of the arbitrator for the duration of this Agreement shall be final and binding upon both parties, and may not be effective prior to the date on which the grievance was first presented to the foreman.

         The arbitrator shall not have the power to add to, subtract from, or alter or modify in any way any of the provisions of this Agreement. The fee and expenses of the arbitrator shall be borne equally by the Union and the Company.

         (F) In case of discharge for just cause, if it should be finally determined that such discharge was not justified, the employee shall be reinstated, with or without pay for all or part of the lost time, as may be agreed upon by the parties or directed by arbitration.

         (G) It is agreed that there shall be no work stoppage, strike, or lockout, except in the case of failure of one party to abide by the decision of the arbitrator.

ARTICLE 19 - PLANT CLOSURE

         The Company will notify the Union in writing at least ninety (90) days in advance of a final decision to completely close the McKean Refinery that will involve permanent layoff or permanent transfer of bargaining unit employees. The Company and Union will meet within fifteen (15) days after such written notice for the purpose of discussing the effect of such closure on bargaining unit employees and to negotiate appropriate conditions for transferred employees and benefits for employees who are permanently laid off.

         In the event the parties are unable to arrive at a satisfactory Agreement, either party shall have the right to serve a sixty (60) day written notice to terminate the Agreement. The Union shall have the right to strike or the Company shall have the right to lock out at the end of the sixty (60) day period unless a mutual Agreement has been reached.

ARTICLE 20 - RATE RETENTION

         Employees, who by their own request, are granted a move down to yard labor must return to the yard at the prevailing contract yard labor rate.

ARTICLE 21 - WAGE RATES

         (A)  A wage rate addendum is attached here to.

         (B) The Company agrees to place into effect the following hourly wage rate increases:

              Effective February 1, 1996 - Fifty (50) cents

              Effective February 1, 1997 - Three and three quarter (3 3/4) percent

              Effective February 1, 1998 - Three and three quarter (3 3/4) percent

         The Wage Rate Addendum attached hereto reflects such increases together with other adjustments agreed to by the parties.

ARTICLE 22 - NON-DISCRIMINATION

         It shall be a continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religion, sex, age, national origin or other legally prohibited reason.

ARTICLE 23 - SAVINGS CLAUSE

         If any term or provision of this Agreement is at any time during the life of this Agreement in conflict with any applicable, valid federal or state law, such term or provision shall continue in effect only to the extent permitted by such law. If, at any time thereafter, such term or provision is no longer in conflict with any federal or state law, such term or provision as originally embodied in this Agreement, shall be reinstated in full force and effect. If any term or provision of this Agreement is or becomes invalid or unenforceable, such invalidity or unenforceability shall not affect or impair any other term or provision of this Agreement.

ARTICLE 24 - UNION COERCION

         It is agreed that the officers, agents and members of the Union shall not intimidate or coerce non-members, or solicit memberships, or conduct Union business during working hours.

ARTICLE 25 - 401K PLAN

         Effective February 1, 1996, the 401K plan shall be changed to provide that employees who contribute one percent (1%) or more of their gross wages to the 401K plan shall receive matching funds from the Company in the amount of two percent (2%) of said gross wages. The two percent (2%) match shall be increased to three percent (3%), effective February 1, 1997.

ARTICLE 26 - INSURANCE

         The Company will continue to provide, during the term of this Agreement, the same or better life, accidental death, health, hospitalization, dental, organ transplant, and disability insurance coverage as that previously provided. Within ninety (90) days of February 21, 1996, the Company shall modify its health plan to provide "Select Blue" coverage. Employees shall pay (pre-tax where legally permitted) twenty percent (20%) of the premium of either single or family coverage, whichever is desired. The Company will pay the balance of the cost. If an employee is covered under any other insurance plan providing for the same benefits or services, there shall be no duplication of coverage provided by the Company.

         For employees who retire at age 62 and thereafter, and prior to age 65, the Company will continue said employee's coverage under the group health and dental plan, for individual coverage only, for which the employee must contribute 20% of the applicable premium. Said continued coverage at Company expense shall end when the employee turns age 65. If an employee is covered under any other insurance plan providing for similar benefits or services, he/she shall not be entitled to such coverage at Company expense as provided herein.

ARTICLE 27 - MANAGEMENT RIGHTS

         (A) Except as limited by the express provisions of this Agreement, the Union recognizes that the Company shall continue to have and retain the sole and exclusive right and authority to administer and/or manage the Company's business, to exclusively direct the working force and the employees covered hereby and, in addition to other functions and responsibilities not specifically mentioned in this Agreement, and, therefore, without attempting to list herein all of these management rights, but prominent among such rights, the right and authority of the Company shall include: the right to lease or sublease; the right to expand, sell, move, transfer and/or terminate all or part of its operations; the right to select, hire, lay off employees and/or to determine the size and composition of the Company's work force; the establishment and determination of the required jobs in the plant, including the right to eliminate or create new jobs, and the determination of reasonable levels of productivity, quality and efficiency; the right to promote employees; the right to discipline, suspend, or discharge employees for just cause; the right to change or introduce any new or improved methods, materials, equipment or facilities; the right to determine the methods, techniques, and types of work to be performed; the determination of the products to be manufactured; and the right to make and enforce such rules and regulations as the Company may consider necessary or desirable for the operation of its business. These management rights are not all-inclusive, but indicate the type of matters which belong to and are inherent to the Company. The Company not exercising rights reserved to it, or exercising them in a particular way, shall not be deemed a waiver of its rights.

         (B) Supervisors may perform tasks involving instruction and demonstration, deminimus work and such unit work as is made necessary because of difficulties in the operation. This provision will not be used as a means of having a supervisor displace an hourly employee from his/her work.

ARTICLE 28 - ENTIRE AGREEMENT

         This Agreement supersedes and cancels all prior practices and constitutes the complete understanding of the parties on the subject of wages, rates of pay, hours of work, conditions of employment, and other matters subject to collective bargaining. All employee benefits and rights existing before the effective date of this Agreement are superseded by this Agreement unless expressly contained herein or otherwise agreed to by the parties.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed by their duly authorized officers the day and year first above set forth.

                                  ASTOR CORPORATION, PETROWAX REFINING DIVISION MCKEAN PLANT
                                  By: /s/ Thomas P. Causer
                                     -------------------------------------

                                  OIL, CHEMICAL AND ATOMIC
                                  WORKERS INTERNATIONAL UNION
                                  By: /s/ Illegible
                                     -------------------------------------

                                  NEGOTIATING COMMITTEE, LOCAL NO. 8-607
                                  By: /s/ Thomas W. Kio
                                     -------------------------------------
                                  By: /s/ Anthony J. Placer
                                     -------------------------------------
                                  By: /s/ Duane D. Connally
                                     -------------------------------------

Date Signed:            ,1996
            ------------

                                     APPENDIX "A"

         The following understandings are made part of this Agreement:

         (A) Operators may be assigned basic maintenance work that the employee is capable of performing safely, which does not interfere with their operating duties. A non-exhaustive list of such basic maintenance work is as follows:

              l. Adding packing to pumps.

              2. Tightening various nuts and bolts.

              3. Tightening leaking fittings and flanges.

              4. Installing temporary insulation-safety hazards.

              5. Changing light bulbs.

         (B)  l.   All temporary bids will be listed as such together with the expected duration of the opening. Employees awarded the bid shall accept it for the duration of the opening with the right to bid off the job being the same as that which is applicable to a permanent bid.

              2. The Company will not offer overtime to temporary employees in classifications where eligible permanent employees are available for the overtime and have not refused it.

         (C) The Company policy on giving blood i.e., Day employees being released at 2:30 p.m. and being paid to 3:30 p.m., shall continue as in the past.

         (D) The Company will continue to send bids on open jobs by registered or certified mail, return receipt requested, to any employee who is out on a disability. That employee must bid the job at the time and will not be permitted to bid upon the employee's return to work.

         (E) An employee who is hurt on the job and is released by the Company will be paid for the remainder of the day if the employee reports to a doctor. The Company may require that the employee be examined by a Company doctor at Company expense. If the employee does not report to a doctor, the Company, at its discretion, can decide whether to pay for the remainder of the day.

         (F) As in the past, shift employees called in as extra hands will receive call time.

         (G) On early bids, one where a vacancy does not yet exist, as in the past the employee awarded the bid and broken in will receive the pool rate from the day the vacancy actually occurs. Early bids are not subject to the contractual 45 day provision.

         (H) A day employee who accepts a bid has five (5) days from the date he actually fills the position to disqualify himself.

         (I) Monitoring the Waste Treatment VOC shall be part of the duties of the Extra Waste Treatment Attendant. When the Extra Waste Treatment Attendant is performing these duties, he shall receive the Waste Treatment Attendant's rate.

         (J) The Company shall have the right to require a doctor's certificate from employees who are absent the day before or the day after a holiday, or any portion thereof, however, such certificate shall be discretionary on the part of the Company, not mandatory.

         (K) The parties agree that safety and health in the work place are paramount concerns that deserve the cooperative attention of the Management and the Union. The parties agree, therefore, to meet at the refinery or chemical plant within sixty (60) days of a request by either the local Union or the Management to attempt to develop a plan for utilizing the Union represented employees from the local bargaining unit toward the objective of improving health and safety in the plant. Such meetings may be held on non-productive time.

         (L) The Company agrees to renew the Letter of Agreement on layoffs, plant closures, rate retention, national health insurance, and health and safety clauses, where such Letters of Agreement exist. It is agreed no such letters or understandings exist as of the time this Agreement was negotiated which have not been incorporated herein. Future Letters of Agreement will not be incorporated into the basic working Agreement.

         (M) Prior to this Agreement, employees were permitted to refuse to accept a promotion in a line of progression within a job sequence. Those who elected to refuse a promotion become junior to those who bypassed them for promotion purposes only. Now that medically fit employees can no longer refuse promotion and employees who previously refused promotion must move up when openings are available, it is agreed that individuals who bypassed those employees in the past will retain their favorable seniority treatment. The Company shall schedule vacations within classifications giving first priority for available vacation time within a classification on the basis of departmental seniority.

         (N) Single vacation days which fall during an employees regularly schedule work days for the week in question will be treated as eight (8) hours worked for purposes of computing an employee's overtime earned during the week.

         (O) The Company will use its best efforts to inform the Union when a contractor will be on the premises doing work of the type performed by bargaining unit craft employees when employees in the craft in which the contractor is working are working outside their craft.

         (P) If, within four (4) weeks after an employee's claim for weekly Workers' Compensation/Disability benefits has been approved, the carrier has not begun to pay such weekly benefits, the Company will commence payment of the benefits provided the employee signs an appropriate form assigning to the Company any benefits later paid to the employee in an amount necessary to reimburse the Company.

         (Q) The Company and the Union have agreed upon employees who will be grandfathered in jobs to which they were moved under the terms of the prior agreement after being disqualified, for medical measures, from promotion within a sequence, if these employees do not voluntarily remove themselves from such jobs. These employees are the following:

         K.D. Stake

         R.L. Wilson

         (R) Temporary employee rate - $6.00 per hour for mowing, raking and painting.

         (S) In order to clarify how the Rigger Department personnel will be paid:

         If crews are split, the Rigger 2nd class will move up and be paid the Rigger rate. Also, where they fill the job, the Rigger helper will be moved up to the Rigger 2nd class rate. This should be interpreted to mean the helpers are doing the 2nd class job when working directly with the "Rigger" alone in a two man crew.

                              MCKEAN PLANT - LOCAL 8-607
                                       ADDENDUM
                            BASE WAGE RATE-SHIFT EMPLOYEES

                                BASE RATE   BASE RATE    BASE RATE   BASE RATE
                                EFFECTIVE   EFFECTIVE    EFFECTIVE   EFFECTIVE
                                 08/01/95    02/01/96     02/01/97    02/01/98

STILLS
         Operator                 $13.49      $13.99      $14.51      $15.06
         Operator Helper          $12.97      $13.47      $13.98      $14.50
         Pumper                   $12.72      $13.22      $13.72      $14.23

SOLVENT DEWAXER
         Operator                 $13.49      $13.99      $14.51      $15.06
         Refrigeration            $13.04      $13.54      $14.05      $14.57
         Filters                  $12.87      $13.37      $13.87      $14.39
         Helpers                  $12.62      $13.12      $13.61      $14.12

TRANSFER AND SHIPPING
         Truck (Un)Loader         $12.48      $13.22      $13.72      $14.23

PDA SOUTH
         Operator                 $13.49      $13.99      $14.51      $15.06
         Helper                   $12.71      $13.21      $13.71      $14.22

FILTER HOUSE
         Operator                 $13.49      $13.99      $14.51      $15.06
         Helper                   $12.89      $13.39      $13.89      $14.41

BOILER HOUSE
         Operator                 $13.49      $13.99      $14.51      $15.06
         Helper                   $12.97      $13.47      $13.98      $14.50

LABORATORY
         Senior Day Tester        $12.87      $13.37      $13.87      $14.39
         Shift Tester             $12.69      $13.19      $13.68      $14.20
         Pool Employee            $12.34      $12.84      $13.32      $13.82
         (Not working reg. shifts)

                              MCKEAN PLANT - LOCAL 8-607
                                       ADDENDUM
                             BASE WAGE RATE-DAY EMPLOYEES


                                BASE RATE   BASE RATE    BASE RATE   BASE RATE
                                EFFECTIVE   EFFECTIVE    EFFECTIVE   EFFECTIVE
                                 08/01/95    02/01/96     02/01/97    02/01/98

Working Supervisor
    Mechanic                      $13.54      $14.04      $14.57       $15.11
Machinist                         $12.98      $13.48      $13.99       $14.51
Mechanic                          $12.78      $13.28      $13.78       $14.29
Mechanic Helper                   $12.60      $13.10      $13.59       $14.10
Working Supervisor
    Pipefitter                    $13.41      $13.91      $14.43       $14.97
Pipefitter                        $12.98      $13.48      $13.99       $14.51
Pipefitter Helper                 $12.34      $12.84      $13.32       $13.82
Chief Welder                      $13.11      $13.61      $14.12       $14.65
Welder                            $12.98      $13.48      $13.99       $14.51
Carpenter                         $13.41      $13.91      $14.43       $14.97
Carpenter Helper                  $12.34      $12.84      $13.32       $13.82
Working Supervisor
    Rigger                                    $13.91      $14.43       $14.97
Rigger                            $13.07      $13.57      $14.08       $14.61
Rigger 2nd Class                  $12.60      $13.10      $13.59       $14.10
Rigger Helper                     $12.34      $12.84      $13.32       $13.82
Working Supervisor Electrical
    & Instrument                  $13.54      $14.04      $14.57       $15.11
Instrumental Technician           $12.80      $13.99      $14.51       $15.06
Electrician
    2nd Class                     $12.68      $13.18      $13.67       $14.19
Electrician Helper                $12.34      $12.84      $13.32       $13.82
Painter                           $12.48      $12.98      $13.47       $13.97
Chief Insulator                               $13.61      $14.12       $14.65
Insulator                         $12.74      $13.24      $13.74       $14.25
Insulator Helper                  $12.34      $12.84      $13.32       $13.82


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

                              MCKEAN PLANT - LOCAL 8-607
                                       ADDENDUM
                             BASE WAGE RATE-DAY EMPLOYEES

                                BASE RATE   BASE RATE    BASE RATE   BASE RATE
                                EFFECTIVE   EFFECTIVE    EFFECTIVE   EFFECTIVE
                                 08/01/95    02/01/96     02/01/97    02/01/98

Plant Gauger                      $12.48      $12.98      $13.47       $13.97
Advanced Laborer                  $12.34      $12.84      $13.32       $13.82
Storekeeper                       $12.75      $13.25      $13.75       $14.26
Assistant Storekeeper             $12.41      $12.91      $13.39       $13.90
Truck Driver                      $12.39      $12.89      $13.37       $13.87
Tank Car Loader                   $12.48      $12.98      $13.47       $13.97
Wax Loader/Blender                $12.82      $13.32      $13.82       $14.34
Waste Treatment
    Attendant                     $12.72      $13.37      $13.87       $14.39
Extra Waste Treatment
    Attendant                     $12.34      $12.84      $13.32       $13.82
Coal Handler                      $12.17      $13.17      $13.66       $14.18


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

                              MCKEAN PLANT - LOCAL 8-607
                                       ADDENDUM
                             BASE WAGE RATE-DAY EMPLOYEES
                                LABORER CLASSIFICATION

                                BASE RATE   BASE RATE    BASE RATE   BASE RATE
                                EFFECTIVE   EFFECTIVE    EFFECTIVE   EFFECTIVE
                                 08/01/95    02/01/96     02/01/97    02/01/98

LABORERS EMPLOYED AFTER 1/8/82
         START                    $7.79       $8.29        $8.60        $8.92
         After 6 mo.              $8.88       $9.38        $9.73       $10.10
    (Prevailing Contract Yard Labor Rate)

LABORERS EMPLOYED AFTER 1/8/75
                                  $11.35      $11.85       $12.29      $12.76

LABORERS EMPLOYED BEFORE 1/8/75
                                  $12.17      $12.67       $13.15      $13.64


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

                                  EXTRA HELPER POOL

                         As Established During Company-Union
                          Negotiations in 1964 and to Become
                             Effective as of July 6, 1964
                               As Amended July 6, 1977

         This will confirm that, during Union-Company negotiations in 1964, agreement was reached on the establishment of an Extra Helper Pool. The purpose of this was to alleviate scheduling problems as a result of extra employees having more than one classification, and to establish a rate for non-unit work time as an incentive for Day Employees to bid on the shift jobs. It was agreed that the Pool rate for non-unit time will be as indicated in the Wage Addendum.

         It was agreed that this Pool would include the shift breaker who normally works part time in the Unit, and part time in the Yard, plus the First Extra Helper on all the shift units.

         Furthermore, it was agreed that the Second Extra Helper, on the Dewaxing Unit, the Still, the Laboratory and Deresiner-Extraction Units will also be members of the regular Pool. These employees will be paid the normal unit Helper shift rate when working in the unit, and the Pool rate when working elsewhere.

         The above employees will make up the regular members of the Extra Helper Pool.

         These Pool employees will be used to fill temporary openings created by vacations, sickness, or leaves of absence in the Day Forces. It is intended that the extra shift employees will move up to permanent openings in the shift units as they occur. The Extra Helper Pool will then be supplemented as a normal procedures by bidding as outlined in the Contract.


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

         Regarding the Extra Waste Water attendant, they work one (1) day in these capacities and four (4) days in the yard. These employees will not be considered members of this Pool, but will work in the yard at prevailing yard rate of pay when not required in their respective departments in which they are Extras.

         Permanent openings in the Day Forces will be filled by the Bidding procedure as presently outlined in the Agreement.


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

                                       ADDENDUM

                            LIGHT/RESTRICTED DUTY PROGRAM

         In an effort to provide meaningful work to employees who are not able to report back to their full time duties after a work related illness/injury, a light/restricted work program has been developed.

         Any administration questions should be to the Manager of Human
Resources.

         The program will operate as follows:

         An employee returning to work on a light/restricted duty basis must:

         1. Provide a return to work slip from the doctor stating the restrictions and the time frame for the employee to resume full duties. This return to work slip must be furnished to the Manager of Human Resources.

         2. The maximum time for an employee to be on light/restricted duty for any one continuous illness or injury is six (6) months. There will be only one light/restricted duty for a continuous problem.

         3. If the doctor states light/restricted duty can be performed by employees on work related injury/illness and the Company determines such work is available and the Company determines to fill such work on light duty, they will be required to return to work.

         4. Light/restricted work duty will be performed based on the employees capabilities and the availability of work. The Company reserves the right to have the employee examined by a doctor of their choice prior to permitting light duty work.

         5. Supervisors will be fully informed of the employees restrictions so as to provide applicable work.

NON WORK RELATED ILLNESS OR INJURY

         Employees who are absent due to a non work related illness or injury may participate in this program at the option of the Company and the employee.


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


PAY REQUIREMENTS

         l. Employees returning on light/restricted work duty will be paid the applicable laborer rate unless working in their classification and performing work above that normally performed by a laborer or helper. If working in their normal classification as stated above, the employee will be paid their normal rate.

         2. Personal illness/injury: Applicable labor rate unless working in their classification. If working in their classification the employee will be paid their normal rate.

SENIORITY

         The employees seniority will not be affected by the light/restricted duty program.


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